UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 25, 2005

Online Resources Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-26123	52-1623052
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4795 Meadow Wood Lane, Suite 300, Chantilly, Virginia		20151
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-653-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.03. Material Modifications to Rights of Security Holders.

(a) We have executed the First Amendment to our 2002 Rights Agreement to require stockholder approval before a Distribution Date can occur under our Rights Agreement. This Rights Agreement, commonly known as a "poison pill," affects the rights of the holders of our shares of $0.0001 par value common stock. Prior to this amendment, rights certificates would be issued and rights of stockholders would become exercisable following certain acquisitions of our shares or the announcement of any tender or exchange offer for our shares. The Rights Agreement refers to the date for such issuance as the "Distribution Date". Pursuant to this First Amendment, our stockholders would first need to approve the Rights Agreement in order for a Distribution Date to occur. Without such approval, rights certificates would not be issued under the Rights Agreement and the Company would have no ability to use the Rights Agreement to effect any anti-takeover actions. Additionally, our Board of Directors has resolved that no shares of our undesignated preferred stock shall be used for anti-takeover purposes without prior stockholder approval.

Item 8.01. Other Events.

Our Board of Directors has determined to reduce the number of shares of our $0.0001 par value common stock for which awards can be granted under our proposed 2005 Stock Option and Restricted Stock Plan from 3,000,000 shares to 1,700,000 shares. Our Board has also agreed to not permit the Company to lend funds to any participant for the exercise of any award under this proposed plan, unless our stockholders have previously approved such a loan.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

4.1 First Amendment dated as of April 25, 2005, to the Rights Agreement between Online Resources Corporation and American Stock Transfer and Trust Company filed as an exhibit to a Form 8-K on January 15, 2002.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Online Resources Corporation

April 26, 2005	By:	Catherine A. Graham

Name: Catherine A. Graham
Title: Executive Vice President, Chief Financial Officer and Secretary

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Exhibit Index

Exhibit No.	Description

4.1	First Amendment to the Rights Agreement between Online Resources Corporation and American Stock Transfer and Trust Company